                                                                  Exhibit 28(j)



           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 102 to File No. 33-70742; Amendment No. 104 to File No. 811-08090) of Lincoln Variable Insurance Products Trust of our reports dated February 18, 2011, with respect to the LVIP BlackRock Inflation Protected Bond Fund, LVIP Delaware Diversified Floating Rate Fund, and LVIP J.P. Morgan High Yield Fund, included in the 2010 Annual Reports to shareholders.

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 12, 2011